UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2020

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828	27-1085858
(State or other jurisdiction of	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

80 NE 4th Avenue, Suite 28, Delray Beach, FL 33483
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (561) 455-4822

_____________________________________________________________________
(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 29, 2020, Lawrence J. Wert and Justin Viles were appointed to serve as new member of our Board of Directors.

Larry Wert, age 63, has spent nearly 40 years in broadcasting. He served as the President of Broadcast Media for Tribune Media Company from 2013 through September of 2019. He was responsible for overseeing the strategy and day-to-day activities of Tribune Media Company’s forty-two owned or operated television stations, their related websites, digital properties and the company’s Chicago radio station WGN-AM. Wert currently serves on the NAB TV Board of Directors and the CBS Board of Governors. In 2017, he was named “Broadcaster of the Year” by the Illinois Broadcaster’s Association. In 2018, under his leadership, Tribune Broadcasting was named “Station Group of the Year” by Broadcasting and Cable. Prior to his time at Tribune Media, Mr. Wert served from 1998 until 2013 as the President and General Manager of WMAQ-TV, the NBC owned and operated station in Chicago. During his tenure there, he expanded local news hours, launched the first street side studio in the city and oversaw integration of WSNS-TV/Telemundo into the station. Under his leadership, he brought key events to the station including the Chicago Marathon and Chicago Auto Show. During his time at NBC, Mr. Wert also had group responsibilities. He was named president of NBC Local’s central and western regions in 2008, overseeing NBC-owned stations in Los Angeles, San Francisco, San Diego, Dallas and Chicago. In September, 2011, he became executive vice president of station initiatives for all ten NBC-owned stations. Mr. Wert started his career at Leo Burnett Advertising in Chicago in 1978, and moved on to television sales with ABC, working in Los Angeles, New York and Chicago, where he became local sales manager at WLS-Ch. 7. In 1989, Mr. Wert shifted to radio as president and general manager of WLUP-97.9 FM and AM 1000 in Chicago, better known as “The Loop.” In 1996, he was named president of Evergreen Media. When it merged with Chancellor Broadcasting he became senior vice president of Chancellor, overseeing 13 radio properties.

Mr. Wert is very involved in the community and recently finalized his term as Chairman of the Museum of Broadcast Communications in Chicago. Currently, he serves on the Board of Directors for several charities, including the Children’s Brittle Bone Foundation, Catholic Charities, the Chicagoland Chamber of Commerce and the 100 Club. He is a member of the Governing Board of Gilda’s Club of Chicago, an advisor the Chicago Chapter of Make-A-Wish Foundation and an honorary board member of RAINBOWS, an organization that helps children cope with loss. In 2018, he was inducted into the Chicago Catholic League Hall of Fame. Mr. Wert also sits on Board of Trustees for Fenwick High School in Oak Park, Ill. Mr. Wert holds a BA degree in Journalism from the University of Wisconsin, Madison.

Mr. Wert has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. Under the definition of independence set forth in Rule 4200(a)(15) of The NASDAQ Stock Market, Inc., Mr. Wert is an independent director.

In connection with his appointment to the Board, Mr. Wert was awarded 526,316 shares of our common stock under the 2019 Equity Incentive Plan. These shares vest 1/24th on the date of grant, and 1/24th for each month thereafter.

Justin A. Viles, age 48, is the Chief Innovation Officer of Rokt, a leading e-commerce marketing technology company he founded in March of 2010. Prior to serving as Chief Innovation Officer, Mr. Viles served as CEO of Rokt from March of 2010 until January of 2013. From February of 2003 until March of 2009, he was Head of Content Acquisition for Australia and New Zealand at Google / YouTube. Mr. Viles studied tourism at Southern Cross University.

Mr. Viles has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. Under the definition of independence set forth in Rule 4200(a)(15) of The NASDAQ Stock Market, Inc., Mr. Viles is an independent director.

In connection with his appointment to the Board, Mr. Viles was awarded 526,316 shares of our common stock under the 2019 Equity Incentive Plan. These shares vest 1/24th on the date of grant, and 1/24th for each month thereafter.

SECTION 8 – OTHER EVENTS

Item 8.01       Other Events

Also on April 29, 2020, our Board of Directors appointed Mark R. Alouf to serve as a member of our Advisory Board. Mr. Alouf was a founder and COO of P1 Technologies, an IT consulting firm focusing on the Southern California market, from 2009 to 2018. Mr. Alouf served as a Data Domain Account Manager from 2006 to 2008, a Unisys Account Manager from 2004 to 2006, and an EMC Account Manager from 2003 to 2004. In these positions, he was responsible for new customer acquisitions, working closely with networks of channel partners, developing account strategies, and overseeing implementation of customer solutions. From 2000 to 2002, he served as Business Development Manager for NQL, Inc. From 1995 to 200, he served as a Sales Specialist with IBM. Mr. Malouf earned a B.S. from East Carolina University.

In connection with his appointment to our Advisory Board, Mr. Malouf was awarded 263,158 shares of our common stock under the 2019 Equity Incentive Plan.  These shares vest 1/24th on the date of grant, and 1/24th for each month thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

EXACTUS, INC.
Date: May 5, 2020	By: /s/ Kenneth Puzder Kenneth Puzder Chief Financial Officer